Exhibit 99.1

Stereotaxis Reports 2021 Full Year Financial Results

ST. LOUIS, Mar. 3, 2022 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today reported financial results for the fourth quarter and full year ended December 31, 2021.

“In 2021 we delivered significant revenue growth, drove a resurgence in adoption of robotics, advanced a broad wave of transformational innovations, and maintained financial discipline,” said David Fischel, Chairman and CEO.

“Renewed global adoption of robotic systems drove revenue growth of 32% for the year. We sold seven systems during 2021, the majority to hospitals establishing new robotic programs. We begin 2022 with purchase orders for four robotic systems and an expectation of multiple additional near-term orders that should drive revenue growth for this year. However, replacement activity remains below normalized levels with multiple opportunities delayed predominantly due to hospital construction supply chain and labor issues.”

“Stereotaxis is methodically advancing a robust innovation pipeline including a novel accessible robot, proprietary ablation catheters, vascular navigation devices, and an operating room connectivity solution. We expect regulatory submissions and initial commercial launches for all these within the next year and a half. Collectively, they serve as the foundational product ecosystem for a preeminent medical robotics company which can broadly transform endovascular interventions.”

“Concurrent with our commercial and technological progress, we are enhancing our infrastructure and team. We established a new headquarters and manufacturing facility that will support many years of growth. This progress is made while remaining prudent with shareholder capital. Stereotaxis starts the year with $40 million in cash and a modest controlled operating loss as we invest in innovation and growth.”

2021 Fourth Quarter and Full Year Financial Results

Revenue for the fourth quarter of 2021 totaled $8.2 million, representing growth of 21% from $6.8 million in the prior year fourth quarter. System revenue was $2.3 million with recurring revenue of $5.7 million, compared to $0.7 million and $5.9 million, respectively, in the prior year fourth quarter. Revenue for the full year 2021 totaled $35.0 million with growth of 32% from $26.6 million in 2020. System revenue of $11.2 million increased from $3.6 million in the prior year reflecting increasing adoption of our Genesis RMN systems. Recurring revenue of $22.9 million increased 4% from the prior year reflecting a partial recovery of procedure volumes.

Gross margin for the fourth quarter and full year 2021 were approximately 72% and 66% of revenue, respectively. Operating expenses in the fourth quarter were $9.3 million. Excluding $2.6 million in non-cash stock compensation expense, adjusted operating expenses in the current quarter were $6.7 million, compared to the prior year adjusted operating expenses of $5.7 million. Adjusted operating expenses for the full year 2021 were $26.9 million, up from $22.6 million in the prior year.

Operating loss and net loss for the fourth quarter of 2021 were both approximately ($3.4) million, compared to ($1.2) million for both in the previous year. Adjusted operating loss and adjusted net loss for the quarter, excluding non-cash stock compensation expense, were ($0.8) million, compared to ($0.4) million for both in the previous year. For the full year 2021, adjusted operating loss of ($3.6) million and adjusted net loss of ($1.4) million compared to ($3.6) million and ($3.5) million, respectively, in the prior year. Net loss in the current year reflects a favorable $2.2 million adjustment for the forgiveness of the Paycheck Protection Loan. Negative free cash flow for the full year 2021 was ($4.3) million, compared to ($3.6) million for the full year 2020.

Cash Balance and Liquidity

At December 31, 2021, Stereotaxis had cash and cash equivalents, including restricted cash, of $40.1 million and no debt.

Forward Looking Expectations

Stereotaxis anticipates revenue growth for the year driven by continued commercial adoption of the Genesis RMN system and stable recurring revenue. System revenue for the year will be primarily recognized in the second half of the year based on current customer schedules. Stereotaxis expects to modestly grow operating expenses with continued investment in key growth drivers, while maintaining a robust balance sheet that allows it to reach profitability without the need for additional financings. Stereotaxis is methodically establishing the product ecosystems that allow for significant future growth in electrophysiology and the broader field of endovascular surgery.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, March 3, 2022, at 10:00 a.m. Eastern Time. To access the conference call, dial 1-866-409-1555 (US and Canada) or 1-313-209-4906 (International) and give the participant pass code 7498243. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at https://ir.stereotaxis.com/.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 100,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Revenue:
Systems	$2,337,624	$660,510	$11,167,676	$3,626,284
Disposables, service and accessories	5,656,276	5,917,716	22,867,066	22,017,631
Sublease	246,530	246,530	986,120	986,120
Total revenue	8,240,430	6,824,756	35,020,862	26,630,035

Cost of revenue:
Systems	1,326,595	461,440	7,526,575	3,715,416
Disposables, service and accessories	718,077	894,625	3,276,491	2,962,710
Sublease	246,530	246,530	986,120	986,120
Total cost of revenue	2,291,202	1,602,595	11,789,186	7,664,246

Gross margin	5,949,228	5,222,161	23,231,676	18,965,789

Operating expenses:
Research and development	2,614,645	2,098,161	10,198,553	8,136,914
Sales and marketing	3,045,968	2,898,472	11,948,068	11,178,325
General and administrative	3,638,398	1,402,138	13,973,498	6,364,365
Total operating expenses	9,299,011	6,398,771	36,120,119	25,679,604
Operating loss	(3,349,783)	(1,176,610)	(12,888,443)	(6,713,815)
Interest (expense) income, net	(4,486)	(4,240)	(10,071)	67,356
Gain on extinguishment of debt	-	-	2,182,891	-
Net loss	$(3,354,269)	$(1,180,850)	$(10,715,623)	$(6,646,459)
Cumulative dividend on convertible preferred stock	(338,565)	(340,471)	(1,345,031)	(1,369,421)
Net loss attributable to common stockholders	$(3,692,834)	$(1,521,321)	$(12,060,654)	$(8,015,880)

Net loss per share attributed to common stockholders:
Basic	$(0.05)	$(0.02)	$(0.16)	$(0.11)

Diluted	$(0.05)	$(0.02)	$(0.16)	$(0.11)

Weighted average number of common shares and equivalents:
Basic	75,801,866	74,954,091	75,558,233	72,746,268

Diluted	75,801,866	74,954,091	75,558,233	72,746,268

STEREOTAXIS, INC.

BALANCE SHEETS

	December 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$38,738,591	$43,939,512
Restricted cash - current	454,268	-
Compensating cash arrangement	-	250,620
Accounts receivable, net of allowance of $179,913 and $123,614 at 2021 and 2020, respectively	5,405,860	3,515,136
Inventories, net	4,433,394	3,295,457
Prepaid expenses and other current assets	2,356,190	1,716,014
Total current assets	51,388,303	52,716,739
Property and equipment, net	2,631,891	195,129
Restricted cash	951,563	-
Operating lease right-of-use assets	5,734,775	2,235,442
Other assets	278,154	308,515
Total assets	$60,984,686	$55,455,825

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$-	$1,185,058
Accounts payable	4,188,471	1,608,636
Accrued liabilities	2,528,189	3,209,235
Deferred revenue	6,276,781	5,282,770
Current portion of operating lease liabilities	268,121	2,287,487
Total current liabilities	13,261,562	13,573,186

Long-term debt	-	973,252
Long-term deferred revenue	2,238,150	548,915
Operating lease liabilities	5,842,456	-
Other liabilities	218,582	131,231
Total liabilities	21,560,750	15,226,584

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 22,387 and 22,513 shares outstanding at 2021 and 2020, respectively	5,583,768	5,605,323
Stockholders’ equity:
Convertible preferred stock, Series B, par value $0.001; 10,000,000 shares authorized, 5,610,121 shares outstanding at 2021 and 2020	5,610	5,610
Common stock, par value $0.001; 300,000,000 shares authorized, 74,618,240 and 73,694,203 shares issued at 2021 and 2020, respectively	74,618	73,694
Additional paid-in capital	532,640,795	522,709,846
Treasury stock, 4,015 shares at 2021 and 2020	(205,999)	(205,999)
Accumulated deficit	(498,674,856)	(487,959,233)
Total stockholders’ equity	33,840,168	34,623,918
Total liabilities and stockholders’ equity	$60,984,686	$55,455,825